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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  todd@kcsa.com / mcimini@kcsa.com

4Kids Entertainment Reports Third Quarter Results

NEW YORK, November 9, 2004 – 4Kids Entertainment, Inc. (NYSE: KDE) today announced net revenues in the third quarter ended September 30, 2004 of $24.7 million compared to $25.3 million in the same period last year. Net income in the third quarter was $2.5 million, or $0.18 per diluted share, compared to net income of $2.9 million or $0.20 per diluted share, in the year-earlier period. The diluted weighted average common shares outstanding for the three months ended September 30, 2004 were 14,124,098 shares compared to 14,169,729 shares in the prior year.

For the nine months ended September 30, 2004, net revenues totaled $69.2 million compared to $69.7 million in the same period last year. Net income for the nine month period was $7.7 million, or $0.54 per diluted share, compared to net income of $9.5 million, or $0.68 per diluted share, in the same period last year.

Al Kahn, 4Kids Entertainment Chairman and Chief Executive Officer, said, “Our performance was driven by the continued popularity of Yu-Gi-Oh! and revenue increases for Teenage Mutant Ninja Turtles™, the American Kennel Club and The Dog properties, as well as the newly introduced Cabbage Patch Kids doll line from Play Along, which began shipments in the third quarter. Although our revenues for the first nine months of 2004 are essentially flat, our profitability has been impacted in 2004 by increases in expenses and a shift in the revenue mix from high margin merchandise licensing revenue to lower margin production revenue.

FoxBox, 4Kids’ four hours of children’s television programming on Saturday mornings, remains a key component of our strategy for future growth. We introduced several new properties on FoxBox in the fall of 2004, including “One Piece” and “F-Zero”. We are also expanding licensing opportunities for established FoxBox programs. The fall marks the introduction of new Teenage Mutant Ninja Turtles™ merchandise, the first Shaman King™ video game release from Konami and a Winx Club™ toy line from Mattel, all of which will be on store shelves for the holidays.”

Kahn continued, “We are active in every major category of children’s entertainment and we continue to expand our reach through the development of new technologies such as the compression used in Mattel’s JuiceBox™, which is currently available in stores. Our overall presence at retail is very strong for the holidays and the variety of 4Kids’ licensed merchandise available for purchase is broader than at any other time in our history.”

The Company announced that in the third quarter of 2004, the Company completed the purchase of 750,000 shares of the Company’s stock that had previously been authorized by the Board of Directors in November 2003. The Company also announced that its Board of Directors had authorized the Company to purchase, from time to time through December 31, 2005, up to 1,000,000 additional shares of the Company’s common stock in the open market or through negotiated prices.

About 4Kids Entertainment: Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media buying and planning; and Web site development. For further information, please visit the company’s Web site at www.4KidsEntertainment.com.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

This release and prior releases are available on the Company’s Worldwide Web site at www.4KidsEntertainment.com

Tables follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS SEPTEMBER 30, 2004 AND DECEMBER 31, 2003 (In thousands of dollars, except share data)

ASSETS	2004	2003
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$ 92,645	$ 95,136
Investments	24,127	24,443

Total cash and investments	116,772	119,579
Accounts receivable - net	28,106	37,143
Prepaid Fox broadcast fee, net of accumulated amortization
of $53,851 and $36,447 in 2004 and 2003, respectively	14,377	8,688
Prepaid income taxes	3,123	2,670
Prepaid expenses and other current assets	1,726	1,690
Deferred income taxes	493	--

Total current assets	164,597	169,770

PROPERTY AND EQUIPMENT - NET	2,996	3,350

OTHER ASSETS:
Accounts receivable - noncurrent, net	1,402	2,662
Investment in equity securities	726	726
Film and television costs - net	9,430	8,183
Deferred income taxes - noncurrent	3,660	2,575
Other assets - net	8,529	6,014

TOTAL ASSETS	$191,340	$193,280

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Due to licensors	$ 12,919	$ 11,835
Media payable	403	2,178
Accounts payable and accrued expenses	12,714	9,706
Deferred revenue	8,137	8,070
Deferred income taxes	--	52

Total current liabilities	34,173	31,841

DEFERRED RENT	1,055	952

Total liabilities	35,228	32,793

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,101,393 and 13,965,343 shares; outstanding 13,351,393 and
13,965,343 shares in 2004 and 2003, respectively	141	140
Additional paid-in capital	55,539	52,798
Accumulated other comprehensive income	779	693
Retained earnings	114,597	106,856

	171,056	160,487
Less- cost of 750,000 treasury shares	14,944	--

	156,112	160,487

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$191,340	$193,280

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (In thousands of dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
NET REVENUES	$ 24,682	$ 25,334	$ 69,246	$ 69,681

COSTS AND EXPENSES:
Selling, general and administrative	10,473	8,579	27,411	23,996
Production service costs	1,941	2,574	6,942	6,556
Amortization of television and film costs and
Fox broadcast fee	8,408	9,700	22,957	24,204

Total costs and expenses	20,822	20,583	57,310	54,756

INCOME FROM OPERATIONS	3,860	4,481	11,936	14,925
INTEREST INCOME	375	252	953	835

INCOME BEFORE INCOME TAXES	4,235	4,733	12,889	15,760
INCOME TAXES	1,704	1,866	5,148	6,278

NET INCOME	$ 2,531	$ 2,867	$ 7,741	$ 9,482

PER SHARE AMOUNTS:
Basic earnings per common share	$ 0.19	$ 0.22	$ 0.56	$ 0.72

Diluted earnings per common share	$ 0.18	$ 0.20	$ 0.54	$ 0.68

Weighted average common shares
outstanding - basic	13,527,388	13,247,459	13,762,211	13,174,119

Weighted average common shares
outstanding - diluted	14,124,098	14,169,729	14,445,848	14,018,995